EXHIBIT 99.1

For Immediate Release	Release No. 05-010

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey Senior Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2100 www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP, INC. REPORTS THIRD QUARTER RESULTS
ATLANTA, November 8, 2005 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today reported financial results for the third quarter and nine months ended September 30, 2005.
Third quarter 2005 revenues were $135.2 million, up $0.7 million compared to the $134.5 million reported for the comparable period of 2004. The Company’s net income for the third quarter of 2005 was $1.2 million or $0.12 per diluted share, compared to net income of $3.5 million or $0.36 per diluted share for the comparable period of the prior year. The change in net income between the two periods reflects a $0.21 per diluted share income tax adjustment based on the Company’s recording, during the third quarter of 2004, a $2.0 million reduction in its valuation allowance for certain deferred tax assets associated with future deductible goodwill amortization.
Revenues for the nine months ended September 30, 2005 increased $14.2 million or 3.6% to $408.8 million, compared to $394.6 million for the comparable period of the prior year. The Company’s 2005 nine-month net income was $3.9 million or $0.40 per diluted share, compared to net income of $5.9 million or $0.61 per diluted share for the comparable period of 2004, which change also reflects the $0.21 per diluted share income tax adjustment described above.
As previously announced, during the third quarter the Company sold its Cardinal Machinery (Cardinal) business unit and recorded a gain of $0.1 million. That gain is included in the Company’s selling, general and administrative (SG&A) for the third quarter and the nine months ended September 30, 2005, and Cardinal’s revenues of $1.7 million and $2.3 million for the three months ended September 30, 2005 and 2004, respectively, and $6.3 million and $6.2 million for the nine months ended September 30, 2005 and 2004 respectively, are included in the Company’s total revenues for those respective periods. Cardinal’s contribution to IDG’s earnings was immaterial for all periods.

Revenues from Flexible Procurement Solutions™ (FPS), IDG’s services-based supply offerings including storeroom management, comprised 56.5% of IDG’s total sales for the third quarter of 2005 compared to 54.3% of IDG’s total sales for the comparable period in 2004.
Year-to-date, FPS revenues were $227.0 million, an increase of $12.3 million or 5.7% compared to the prior year. At September 30, 2005, the Company had 335 FPS sites, including 96 storeroom management arrangements, a net increase of three FPS sites since September 30, 2004. The increase in net FPS sites was partially offset by the reduction in the number of sites primarily due to competitive pricing pressures and customer plant consolidations.
Revenues from IDG’s general MROP business, including revenues from the Cardinal Machinery business unit, decreased $2.6 million or 4.2% to $58.9 million for the third quarter. The decline in revenues was primarily the result of lower production levels at automotive industry customers and a decline from IDG customers who also serve and support this industry. IDG was similarly impacted during the month of September by the union strike at a large aerospace customer, which resulted in a direct revenue impact of approximately $0.5 million.
“While IDG has experienced some recent challenges, I am optimistic about the Company’s future,” said Charles A. Lingenfelter, IDG’s president and chief executive officer. “IDG’s talented associates, leading position in the industry, strong balance sheet and our FPS offerings provide the Company with a strong foundation to build upon for the future. These strengths, combined with the Company’s long-standing position in the general MROP market, give me great confidence in IDG’s ability to provide improved top line growth and operating margins. This, in turn, should provide the overall improvement in financial performance we all seek,” stated Lingenfelter.
Gross margins for the third quarter of 2005 were 22.0%, a margin consistent with the second quarter of 2005 and an improvement compared to the 21.4% reported for the third quarter of 2004. Gross margin improvements during the third quarter resulted from IDG’s company-wide efforts to improve margin through enhanced pricing practices, more rapid transfer of price increases to customers, and more rigid profitability standards on FPS contract renewals.
During the third quarter, the Company continued its focus on the management and optimization of its expense and cost structure. Selling, general and administrative expenses increased by only 4.5% over the prior year third quarter. SG&A as a percent of total revenues increased from 19.4% in the third quarter of 2004 to 20.2% for the third quarter of 2005. These increases were driven by increased salaries and benefits, primarily related to higher health care costs. In addition, prior year comparisons were impacted by a $0.4 million favorable lawsuit settlement recorded during the third quarter 2004. Lower bad debt expense partially offset SG&A increases by $0.2 million due to improved collections. Accounting fees relating to compliance with the Sarbanes-Oxley Act (“SOX”) increased $0.4 million during the quarter. The Company currently expects to incur SOX-related expenses for the fourth quarter 2005 of $0.8 million, bringing the total 2005 SOX-related costs to $1.6 million.

Operating income was 1.8% of revenues for the third quarter. Year-to-date, operating income of $7.8 million was level on a percentage basis compared to the prior year at 1.9%.
The Company saw significant progress in cash flow. Net proceeds of $0.8 million from the sale of Cardinal were used, in part, to pay down debt. Long-term debt improved with a $4.4 million decline from the second quarter to end the quarter at $14.8 million outstanding. This is the lowest debt level for IDG since 1998 and provides significant availability under the Company’s lending arrangement with its bank group. Inventories declined $1.3 million from June 30, 2005; however, accounts receivable increased 2.8% or $1.9 million from June 30, 2005, which was partially offset by an increase in accounts payable of $1.6 million. During the three months ended September 30, 2005, the Company used its capital to repurchase 47,100 of its common shares in the open market, at an average price per share of $9.36. During the nine months ended September 30, 2005, the Company repurchased 101,400 shares at an average price per share of $8.86. These share repurchases are part of the board authorized $5.0 million repurchase program approved in the first quarter of 2005.
“In positioning IDG for the future, we will be conducting an operational review aimed at accelerating revenue growth and further improving margins — two critical objectives. At the same time, we will continue to meet our customers’ needs while aggressively pursuing new business opportunities. An important aspect to improving IDG’s financial performance is to strengthen our general MROP business. IDG remains a general MROP distributor that also supports its customers by offering our FPS solutions, where applicable. We must improve customer fulfillment in our general MROP business, and we will take the necessary actions and make the appropriate investments to enhance service levels across the Company,” Lingenfelter added.
“I am excited about IDG’s prospects and plan to draw upon the Company’s established strengths within the industrial market, its strong group of Strategic Growth Suppliers, our knowledgeable and motivated associates, as well as my experience within this industry, to further enhance IDG’s profitability and overall industry leadership. I look forward to working with our associates to create additional value for our stakeholders,” concluded Lingenfelter.
Conference Call Information
IDG will host a conference call today at 9:00 a.m. EST. The conference call is accessible by dialing (800) 497-8785. The conference ID number is 1549551. Please dial-in 10 minutes prior to the call to ensure that management can begin promptly. The conference call will also be available live via webcast at http://www.idglink.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. If you are unable to participate in the live conference call or webcast, a replay of the call will be available on the Internet at http://www.idglink.com, or by calling 800-642-1687, conference ID number 1549551, following the conference call on Tuesday, November 8, 2005, through 11:59 p.m. EST, Tuesday, November 15, 2005.

About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The Company provides outsourced maintenance, repair, operating and production (MROP) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.
IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including Honeywell International, Inc., The Boeing Company, Arvin Meritor, Borg-Warner Inc., Pentair, Inc., as well as many local and regional businesses. The Company currently has a presence in 43 of the top 75 manufacturing markets in the United States.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.
Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Forms 10-K, Forms 10-Q, filed by the Company under the caption “Certain Factors Affecting Forward Looking Statements,” or any 8-K filed or furnished by the Company each of which is incorporated herein by reference.

INDUSTRIAL DISTRIBUTION GROUP, INC.
Statement of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(as		(as
		corrected —		corrected —
		Note 1)		Note 1)
Net Sales	$135,212	$134,539	$408,778	$394,606
Cost of Sales	105,502	105,740	320,322	308,887

Gross Profit	29,710	28,799	88,456	85,719
Selling, General & Administrative Expenses	27,310	26,123	80,654	78,331

Income from Operations	2,400	2,676	7,802	7,388
Interest Expense	435	397	1,401	1,219
Other Income	(107)	(1)	(222)	(20)

Income before Income Taxes	2,072	2,280	6,623	6,189
Provision (Benefit) for Income Taxes	920	(1,195)	2,680	305

Net Earnings	$1,152	$3,475	$3,943	$5,884

Basic earnings per common share	$0.12	$0.37	$0.42	$0.63

Diluted earnings per common share	$0.12	$0.36	$0.40	$0.61

Basic weighted average shares outstanding	9,430,533	9,377,554	9,390,417	9,315,862

Diluted weighted average shares outstanding	9,824,378	9,757,191	9,770,515	9,673,137

Note 1:
In connection with preparing its financial statements for fiscal year 2004, the Company restated certain of its previous financial results to correct an error related to the recording of certain accounts payable in prior periods. The correction increased the Company’s accounts payable and cost of sales previously reported by $0.2 million and $0.7 million for the three and nine months ended September 30, 2004, respectively. The Company also made correcting adjustments to its depreciation expense in order for prior periods to be consistent with the Company’s property and equipment accounting policies, which resulted in a reduction of depreciation expense and an increase of net property and equipment previously reported by less than $0.1 million and $0.1 million for the three and nine months ended September 30, 2004, respectively. These corrections in the aggregate reduced the Company’s previously reported net income by $0.1 million, or $0.01 per diluted share for the three months ended September 30, 2004 and by $0.4 million, or $0.04 per diluted share for the nine months ended September 30, 2004.
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INDUSTRIAL DISTRIBUTION GROUP, INC.
Condensed Balance Sheets
(in thousands)

ASSETS	September 30, 2005	December 31, 2004
	(unaudited)
Total Current Assets	$135,468	$135,088
Property and Equipment, net	4,704	7,277
Intangible and Other Assets, net	3,765	3,697

TOTAL ASSETS	$143,937	$146,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total Current Liabilities	$59,137	$57,866
Long-Term Debt	14,809	22,085
Other Long-Term Liabilities	1,137	1,328

Total Liabilities	75,083	81,279
Total Shareholders’ Equity	68,854	64,783

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$143,937	$146,062

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